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Commission File No. 000-30294

DIALOG GROUP, INC.
(Name of Registrant as Specified in its Charter)

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Dialog Group, Inc

Notice of Annual Meeting

10:00 O’clock AM, Thursday, May 26, 2005

Please take notice that the Annual Meeting of the holders of the Common Stock and the Classes B, B-1, and E Preferred Stock of Dialog Group, Inc, (the “Company”) shall be held at the Offices of the Company 257 Park Avenue South, 12th Floor New York, New York 10010 at ten o’clock, AM on the 26th day of May 2005 to consider all of the following:

1.	Election of five Directors for a term of one year.

2.	Authorize a consolidation of the Company’s Common Stock.

3.	Decrease of the authorized number of shares of Common Stock to 100,000,000.

4.	Approval of amendments to the Class E Preferred Stock Designation.

5.	Approval of Amendments to the 2002 Employee Stock Option Plan.

6.	Any other business as may properly come before the meeting.

No proxies will be solicited by the Company’s management in connection with this meeting.

Respectfully submitted,

Mark Alan Siegel
Secretary of the Company

Dialog Group, Inc.

INFORMATION STATEMENT
Annual Meeting of Stockholders
to be held May 26th, 2005

This Information Statement is furnished by Dialog Group, Inc. (the “Company”) in connection with the Company’s Annual Meeting of Stockholders to be held on May 26, 2005 at 10:00 A.M. at the Company’s offices, 257 Park Avenue South (Twelfth Floor Conference Room), New York, New York. This Information Statement was first mailed to holders of Classes B, B-1, and E Preferred and Common Stock on or about May 6th, 2005. The mailing address of the Company’s executive office is 257 Park Avenue South, New York, NY 10010.

Annual Report

A copy of the Company’s Annual Report on Form 10-KSB, including consolidated financial statements for the Fiscal Year concluded on December 31, 2004 (“FY 2004”), has been mailed to all the Company’s stockholders of record with this Information Statement. The Annual Report is not part of this Information Statement.

Outstanding Voting Securities and Voting Rights

The Board of Directors fixed the close of business on March 31st, 2005 as the record date for determining the stockholders eligible to vote at the meeting. As of the record date, the Company had outstanding 49,332 shares of its Class B Preferred Stock, 264,031 shares of its B-1 Preferred Stock, 99.5 shares of its Class E Preferred Stock and 117,472,282* shares of its Common Stock. The holder of each share of Class B or B-1 Preferred Stock is entitled to 40 votes per share with respect to the election of directors and one vote per share on all other questions. The holder of each share of Class E Preferred Stock is entitled to 83,333 votes on all questions. The holder of each share of Common Stock is entitled to one vote per share on all questions.

You may vote your shares either by attending the meeting or submitting a written consent in lieu of a meeting indicating how you would vote on any question scheduled to come before the Annual Meeting. The number of shares held by investors who are present or who have submitted a written consent will determine the presence of a quorum.

We Are Not Asking You for a Proxy and
You are Requested Not To Send Us a Proxy

*  Does not include approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed.

On the record date, Peter V. DeCrescenzo, President, Chief Executive Officer, and a Director of the Company, controlled, directly or indirectly, 110,295 shares Class B-1 Preferred Stock, constituting about 42% of the outstanding Class B-1 Preferred Shares (about 34% of all Class B preferred shares as a group), 24 shares of the outstanding Class E Preferred Stock, constituting about 24 % of the outstanding Class E Shares, and 23,349,308 shares of Common Stock, constituting about 20 % of the outstanding Common Shares. Mr. DeCrescenzo has informed the Company that he intends to vote his shares for the election of the entire slate of directors and in favor of all the other agenda items.

After the record date, Pearl Street Holdings plc, an English company controlled by its Chairman, John Hand, QC, purchased 55,000,000 shares of Dialog Group’s common stock from the Company and acquired $555,000 of the Company’s Convertible Notes from the Griffin Crossover Fund, LLC. As a result, Pearl Street Holdings and John Hand have joined Peter DeCrescenzo in control of Dialog Group. The current Board of Directors had nominated John Hand for election as a director at the May 25, 2005 annual meeting and have agreed to continue to elect him so long as Pearl Street Holdings owns at least twenty-five percent of the fully diluted common stock of Dialog Group.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth information, as of March 31, 2005, with respect to the beneficial ownership of the Company's Common Stock by (a) the present executive officers and directors and nominees for Director of the Company and (b) the present directors and officers of the Company as a group. Unless otherwise noted, the shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Peter V. DeCrescenzo 257 Park Avenue South New York, NY 10010	29,761,101 (2)	22.7%
Vincent DeCrescenzo 257 Park Avenue South New York, NY 10010	7,306,667 (3)	5.6%
Adrian Stecyk 17 State Street New York, New York 10021	5,000 (4)	* %
Richard P. Kundrat 39 Flaming Arrow Road Mahwah, New Jersey 07430	2,211,765 (5)	1.6%
John Hand, QC Hilden Park House, 79 Tunbridge Road Hildenborough, Kent, England TN119BH	0 (6)	*%
All present officers and directors as a group (10 persons)	61,310,273(7)	46.8%
* Less than one percent

(1)
All numbers do not reflect approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed and shares issuable upon exercise of warrants or options but do include 12,534,520 shares issuable upon conversion of the Class B and B-1 Preferred Stock and 8,291,624 shares issuable upon conversion of the Class E Preferred Stock. They are based upon information furnished to the Company by the security holders or obtained from the stock transfer books of the Company. Other than indicated in the notes, the Company has been informed that these persons have sole voting and investment power with respect to their shares. Certain options disclosed hereunder may not have been fully vested as of the date of this report.

(2)
This includes 23,349,308 shares of Common Stock now held, 4,411,800 shares of Commons Stock issuable upon conversion of 110,295 shares Class B-1 Preferred, 1,999,993 issuable upon conversion of 24 shares of the Class E Preferred Stock, but excludes 2,083,333 shares issuable upon the exercise of convertible notes, warrants, and employee stock options at prices above the present market.

(3)
This includes 6,225,242 shares of Common Stock now held and 664,760 shares of Commons Stock issuable upon conversion of 16,619 shares Class B-1 Preferred, 416,665 issuable upon conversion of 5 shares of the Class E Preferred Stock, but excludes 1,275,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock options at prices above the present market.

(4)	Does not include any shares held by the companies of which Mr. Stecyk is an officer or director or 350,000 shares issuable to him upon the exercise of stock options.

(5)	Does not include any shares held by the companies of which Mr. Kundrat is an officer or director or 300,000 shares issuable to him upon the exercise of stock options.

(6)
This does not include 55,000,000 shares of common stock issued to Pearl Street Holdings, plc, a public company of which Mr. Hand is Chairman and CEO, after the record date and any shares to be issued upon conversion of $550,000 of Convertible Notes now held by Pearl Street Holdings plc.

(7)
This includes 49,635,257 shares of Common Stock now held and 7,466,699 shares of Commons Stock issuable upon conversion of 186,165 shares Class B-1 Preferred, and 4,208,317 shares issuable upon conversion of 51 shares of the Class E Preferred Stock, but excludes 6,164,933 shares issuable upon the exercise of convertible notes, warrants, and employee stock options at prices above the present market.

Principal Holders of Common Stock.

The following table sets forth information, as of April 15, 2003 with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Mercury Group (f/k/a Cater Barnard), plc 6 Lloyds Avenue London, England EC3N 3AX	13,718,020	10.5%
Peter V. DeCrescenzo 257 Park Avenue South New York, NY 10010	29,761,101 (2)	22.7%
Cindy Lanzendoen 257 Park Avenue South New York, NY 10010	10,278,629 (3)	7.9%
Pacific Continental Securities UK Nominees Limited 111 Cannon Street London, England EC4N 5AR	8,533,855 (4)	6.5%

(1)
All numbers do not reflect approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed and shares issuable upon exercise of warrants or options but do include 12,534,520 shares issuable upon conversion of the Class B and B-1 Preferred Stock and 8,291,624 shares issuable upon conversion of the Class E Preferred Stock. They are based upon information furnished to the Company by the security holders or obtained from the stock transfer books of the Company. Other than indicated in the notes, the Company has been informed that these persons have sole voting and investment power with respect to their shares. Certain options disclosed hereunder may not have been fully vested as of the date of this report.

(2)
This includes 23,349,308 shares of Common Stock now held, 4,411,800 shares of Commons Stock issuable upon conversion of 110,295 shares Class B-1 Preferred, 1,999,993 issuable upon conversion of 24 shares of the Class E Preferred Stock, but excludes 2,083,333 shares issuable upon the exercise of convertible notes, warrants, and employee stock options at prices above the present market.

(3)
This includes 8,738,271 shares of Common Stock now held and 1,040,360 shares of Commons Stock issuable upon conversion of 26,009 shares Class B-1 Preferred, and 499,998 shares issuable upon conversion of 6 shares of the Class E Preferred Stock, but excludes 936,600 shares issuable upon the exercise of convertible notes, warrants, and employee stock options at prices above the present market.

(4)	These shares are held as nominee for the purchasers of the Company’s common stock under its Regulation S offering.

Section 16(a) Beneficial Owners

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers, and beneficial holders of more than 10% of the Company’s Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records and other information, the Company believes that during FY 2004, certain directors and officers neglected to file Forms 4 relating dividends received in stock from their ownership of Class E Preferred Stock and the conversion of debts owed them by the Company into common stock and convertible notes..

Agenda Item 1 Election of Directors

Five directors are to be elected to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. All nominees, with the exception of Mr. Hand, are presently members of the Board of Directors. The four present directors were elected at the last annual meeting. The Company has no reason to believe that any of the nominees will not serve if elected.

The five directors receiving the highest number of votes will be elected. When voting on the election of directors, each share of Class B or B-1 Preferred Stock casts forty votes and each shares of Class E Preferred Stock casts 83,333 votes. The Company’s Certificate of Incorporation does not provide cumulative voting rights to the stockholders of either class. Mr. Peter DeCrescenzo has informed the Company that he will vote all the Common and Classes B-1 and E Preferred shares under his control for the election of each nominated director. These votes constitute more than a majority of the votes likely to be cast for the election of directors and assure that they will all be elected.

All the nominees who were members of the Board of Directors participated in every meeting held during their term. The Board of Directors has two committees, compensation and audit, and the compensation committee has designated a stock option committee. The directors who are members of these committees participated in all their meetings and other deliberations.

The following sets forth information about each nominee for election at this Annual Meeting and the Company’s other executive officers.

Peter V. DeCrescenzo (55) Nominee for Director, Director, President of the Company, and Chief Executive Officer since March 2003 and Chairman of the Board since April 2003.

He has served as Chief Executive Officer and President of the Company since its acquisition of HealthCare Dialog on March 2003. In April 2004, Mr. DeCrescenzo was elected to the board of NuVim, Inc. a publicly traded company of which Mr. Kundrat, a director of Dialog Group and a candidate for re-election serves as Chairman and CEO. From November 2000 until the acquisition, Mr. DeCrescenzo served as President, Chief Executive Officer, and a director of HealthCare Dialog where he headed its strategic and creative services group and its interactive group. Before HealthCare Dialog was organized, Mr. DeCrescenzo was the founding partner of PVD and Partners, a full-service healthcare marketing communications agency. He was also senior vice president and partner at MD Direct, a healthcare marketing communications company specializing in direct marketing to physicians and consumers, where he developed Patient Select, the first and largest direct-to-consumer database of its kind. MD Direct was later acquired by Carlson Marketing. Peter DeCrescenzo's healthcare marketing career began at Sterling Drugs, where he held positions in sales, promotional services, and group brand management. After 14 years with Sterling Drugs, he joined American Home Products Corporation as director of marketing for Ayerst Labs. From American Home Products, he joined Sandoz Pharmaceuticals as product marketing director. Peter DeCrescenzo left Sandoz to become a partner at MD Direct.

Vincent DeCrescenzo, Sr. (60) Nominee for Director, Director, Executive Vice-President of the Company, Chief Operating Officer, and Chief Financial Officer since March 2003

He has served as Chief Operating Officer and Executive Vice-President of the Company since its acquisition of HealthCare Dialog on March 2003. Prior to that he served as Chief Operating Officer and a director of HealthCare Dialog since November 2000 where he lead the production services organization. Before joining Healthcare Dialog, Mr. DeCrescenzo was the Chief Operating Officer of PVD and Partners and of four spin-off companies. Vincent DeCrescenzo worked for Bradlees Discount Stores for over a decade beginning in 1980, starting as a single unit store manager and progressing to Regional Vice President for New England and membership in the Bradlees Operating Committee. As Regional Vice President, he had full profit and loss responsibility for 50 stores, over $500,000,000 in sales, and a store population that peaked at over 10,000 employees.

Adrian Stecyk (45) Nominee for Director, Director of the Company since December 2001.

From December 2001 until March 2003 he served as the Company’s President. He is the Chief Executive Officer and Director of Griffin Securities plc, a US based investment banking and NASD registered brokerage firm and has served in that position since 1997. He has been a director of Griffin Group plc since July 2000. Mr. Stecyk has a B.S. in Engineering and M.B.A. from Boston University. From 1980 to 1986, Mr. Stecyk was member of the Technical Staff at Charles Stark Draper Laboratory, a technology research and development company. Mr. Stecyk co-founded Griffin Capital Management Corp., a registered Investment Advisor, where he was responsible for asset management and investment advisory services to major institutions.

Richard P. Kundrat (62) Nominee for Director, Chairman and Chief Executive Officer of NuVim, Inc., Director of the Company since May, 2003.

Mr. Kundrat is presently the Chairman and Chief Executive Officer of NuVim, Inc. NuVim, headquartered in Paramus, NJ. NuVim is a marketing, production, and distribution company with its roots in 40 years of biological clinical research and development. Before that he had 27 years of service with the Unilever Corporation from which he retired in 1996 as General Manager and Vice President. In 1996, he founded the business management firm of Kundrat Associates, Inc.

John Hand QC (57) Nominee for Director, Chairman and Chief Executive Officer of Pearl Street Holdings plc.

Mr. Hand became Chairman of Pearl Street Holdings plc in 2005. He was, and remains, Chairman of Elite Strategies plc, a provider of services to the private health care industry and media technology to the retail sector and a director of Euro Capital Projects Ltd, an English publicly traded company, and the Wigmore Group plc, a construction company. Mr. Hand has served as Queen’s Council since_______ and has appeared in all the major English and European Courts. He also serves as a Recorder, a part time local Judge.

Peter DeCrescenzo and Vincent DeCrescenzo are brothers. The Company knows as of no other family relationships among its senior leadership.

Board Committees

Because of a lack of independent directors, the board has utilized small committees to oversee some of the areas usually assigned to a standing committee. All actions of the small committees are reviewed and approved by the board. Mr. Kundrat heads the small committee assigned to oversee the relationship with the auditors and Mr. Stecyk heads the compensation small committee.

Executive Compensation

Executive Officer Employment Agreements

The Company has employment contracts with both of its Executive Officers, Peter DeCrescenzo, who serves as President and CEO, and Vincent DeCrescenzo, Sr., who serves as Chief Operating Officer and CFO. The agreements, initially signed in February 2003, when Healthcare Dialog was acquired, provided for annual salaries of $250,000 and 150,000, respectively, for the initial term ending December 31, 2004. The agreements provide for an annual bonus of up to 25% of the base salary if the executive meets performance goals fixed annually by the Board of Directors; both executives agreed to waive these bonus provisions with respect to 2004 results. In addition, as part of the Pearl Holdings transaction, both executives agreed to reduce their 2005 salary compensation to $150,000 and $85,000, respectively.

At the end of each term, the agreements provide for automatic annual renewals (including a cost of living increase of at least the increase in the Consumer Price Index) or, if not renewed, for the payment of one year’s additional salary. The agreements provide for the Company’s standard benefits and fringes and as well as automobile allowances, health insurance and other insurance benefits, health club access, and a housing allowance or access to apartments leased by the Company for the executives’ use.

Cash Compensation

The following table sets forth a summary of all compensation awarded to, earned by or paid to, the Company's Chief Executive Officer and the other executive officers of the Company whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during Fiscal Years ended December 31, 2003, December 31, 2002, and December 31, 2001. Data with respect to Peter V. DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen includes compensation received from Healthcare Dialog prior to its acquisition.

SUMMARY COMPENSATION TABLE

			Annual Compensation						Long Term Awards
Name and Principal Position	Fiscal Year		Salary		Bonus		Other Annual Compensation ($)		Securities Underlying Options	All other Compensation
Peter V. DeCrescenzo, Director, Chairman, President, and Chief Executive Officer[1]	2004 2003 2002	$ $ $	206,351 120,868 113,800	[2] [3]	-0- -0- -0-	$ $	59,795 43,050 -0-	[4]	200,000 200,000 -0-	-0- -0- -0-
Vincent DeCrescenzo, Sr., Director, Executive Vice President, and Chief Operating Officer[5]	2004 2003 2002	$ $ $	124,432 81,768 136,500	[6] [7]	-0- -0- -0-	$ $	13,057 12,493 -0-	[8]	250,000 250,000 -0-	-0- -0- -0-
Cindy Lanzendoen, 5% holder and administrative head of the HealthCare Dialog Division[9]	2004 2003 2002	$ $ $	117,971 102,537 136,500	[10] [11]	-0- -0- -0-	$ $	32,722 32,959 -0-	[12]	150,000 150,000 -0-	-0- -0- -0-

1  Mr. Peter DeCrescenzo was elected to these positions effective March 1, 2003. All compensation shown was paid by HealthCare Dialog, Inc. prior to its acquisition by the Company on that date.
2  Only $141,484 was paid in cash; the balance is the value of the common stock and the initial principal amount of a long term note issued for accrued wages and a remaining year end accrual of $12,500. In addition, Mr. DeCrescenzo has accumulated $24,038 of accrued vacation.
3  Only $88,542 was actually paid. The balance was accrued.

Option Grants in the Last Fiscal Year

All option grants and plans predating the effective date of the Plan of Reorganization in December 2001 were cancelled by the Plan.
In January 2002, the Board of Directors adopted the 2002 Employee Stock Option Plan (the “Option Plan”). The Plan was approved by the Company’s stockholders in November of 2002 and modified to increase the number of shares subject to option from 5,000,000 to 10,000,000 at the shareholders meeting in May, 2003.

At its March 2005 meeting, the Directors proposed the amendments which are the subject of Item 5 below.

When the Company acquired TDMI, it granted options to purchase 189,945 shares of its Common Stock to replace those then held by TDMI’s officers and employees to purchase TDMI shares. Since then, the options for 141,898 shares have expired or been terminated On March 1, 2003, the effective date of the IP2M merger, the Company, as required by its agreement with IP2M, issued options to purchase 320,400 shares Common Stock. The exercise price was fixed at $0.25. As of March 31, 2005, options to purchase 298,224 of these shares have terminated.

On April 18, 2003, options not covered by the Option Plan to purchase up to 20,000,000 were granted to a consultant, Mark Neuhaus, at a purchase prices to be determined in accordance with his consulting agreement. Mr. Neuhaus immediately exercised a part of his option and purchased 400,000 shares for $100,000. Pursuant to his consulting agreement, Mr. Neuhaus received an additional 60,000 shares in May 2003. In November 2004, Mr. Neuhaus exercised his option to purchase and additional 3,333,333 shares of common stock. He has paid only $67,500 towards his obligation of $200,000 for these shares. The Company has commenced an action to collect the remaining amount.

4      This includes $17, 300 for automobile expenses, $19,802 for living expenses in New York City, and $14,740 for insurance premiums.
5      Mr. Vincent. DeCrescenzo was elected to these positions effective March 1, 2003. All compensation shown was paid by HealthCare Dialog, Inc. prior to its acquisition by the Company on that date.
6      Only $85,432 was paid in cash; the balance is the value of the common stock and the initial principal amount of a long term note issued for accrued wages and a remaining year end accrual of $7,500. In addition, Mr. DeCrescenzo has accumulated $14,423 of accrued vacation.
7      Only $53,125 was actually paid. The balance was accrued.
8      This includes $10,852 for insurance premiums
9      Ms. Lanzendoen was elected to these positions effective March 1, 2003. All compensation shown was paid by HealthCare Dialog, Inc. prior to its acquisition by the Company on that date.
10    Only $86,471 was paid in cash; the balance is the value of the common stock and the initial principal amount of a long term note issued for accrued wages.
11    Only $53,125 was actually paid. The balance was accrued.
12    This includes $18,011 for automobile expenses and $14,258 for insurance premiums.

On May 20, 2004, Options to purchase 1,725,000 shares we granted to Directors, Executive Officers, Officers, and key employees and consultants at an option price of $0.036. 1,600,000 remained outstanding as of March 31, 2005.

Option Grants in the Last Fiscal Year

The following table sets forth information concerning options granted to the executive officers named in the table during fiscal 2004. No stock appreciation rights were granted.

Name	Number of securities underlying options	Percent of total options granted to employees in fiscal year	Exercise Price	Expiration Date
Peter V. DeCrescenzo	200,000[1]	11.6%	$0.036	May 19, 2009
Vincent DeCrescenzo, Sr.	250,000[1]	14.5%	$0.036	May 19, 2014
Cindy Lanzendoen	150,000[1]	8.7%	$0.036	May 19, 2014
1. One-third of these options were exercisable immediately upon grant, the balance are exercisable one-third on June 1, 2006 and one-third on June 1, 2007.

Option Exercises and Holdings

The following table sets forth certain information relating to option exercises effected during Fiscal 2004, and the value of options held as of such date by the executive officers named in the table during fiscal 2004:

AGGREGATE OPTION EXERCISES FOR FISCAL 2004
AND YEAR END OPTION VALUES
			Number of Unexercised Options at December 31, 2004 (#)	Value[1] of Unexercised In-the-Money Options at December 31, 2003 ($)
Name	Shares Acquired on Exercise	Value ($) Realized[2]	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Peter V. DeCrescenzo	-0-	-0-	199,999/200,001	-0-
Vincent DeCrescenzo, Sr.	-0-	-0-	249,999/250,001	-0-
Cindy Lanzendoen	-0-	-0-	150,000/150,000	-0-

1	Total value of unexercised options is based upon sales of the Common Stock as reported by the over-the-counter Bulletin Board at $ 0.0375 on December 31, 2004.
2	Value realized in dollars is based upon the difference between the fair market value of the Common Stock on the date of exercise, and the exercise price of the option.

Directors’ Compensation

The members of the Board of Directors who are Company officers received no additional compensation for their attendance at meetings or other performance of their duties as directors. In 2003, the Company agreed to pay Mercury Group (formerly known as Cater Barnard) £2,000 per month for each director it appoints, then two, currently one. Mercury Group will compensate its directors for their services to the Company. As of May 28, 2003, Mercury Group exchanged its right to receive payment for its director’s services for 288,000 shares of common stock. Until May, 2005, Mr. Stecyk is covered by this provision. Mercury’s right to name a director has expired.

For the 2003-2004 term, each director who is not an officer of the company agreed to accept 211,765 shares of common stock in lieu of an annual payment of $36,000.

At the May 2004 annual meeting of directors, Mr. Kundrat, the director who is neither appointed by Mercury Group nor a Company officer agreed to accept 2,000,000 shares of common stock and four quarterly payments of $5,000for his board service through May 2005.

Pursuant to the Option Plan, each non-officer director receives each year an option to purchase 100,000 shares of the common stock at the closing price on the date of the annual meeting. In addition, each committee chair and the chair of the designated option committee receives an option to purchase 50,000 shares at the same price.

All directors are reimbursed for their expenses associated with their performance.

Independent Public Accountants

Berenfeld, Spritzer, Shechter, and Sheer, of Miami, Florida, have served as auditors during 2004. The Board has not selected an auditor for 2005, but knows of no reason why the current auditors should not be retained. They are not expected to attend the Annual Meeting, and have not asked for an opportunity to address the shareholders.

The following table sets forth fees billed to the Company by the Company's independent auditors for the year ended December 31, 2004 and December 31, 2003 for (i) services rendered for the audit of the Company's annual financial statements and the review of the Company's quarterly financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of the Company's financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance.  The Board pre-approved all services rendered by the Company’s independent auditors.

Principal Accountant Fees and Services

For the fiscal year ended	December 31, 2004	December 31, 2003
Audit Fees	$80,000	$68,000
Audit - Related Fees	0	0
Tax Fees	0	0
Total Fees	$80,000	$68,000

STOCK PERFORMANCE CHART

	High Bid		Low Bid
2005 First Quarter Second Quarter (through April 20, 2005)	$ $	0.10 0.016	$ $	0.01 0.0081
2004 First Quarter Second Quarter Third Quarter Fourth Quarter	$ $ $ $	0.12 0.085 0.155 0.11	$ $ $ $	0.045 0.01 0.03 0.032
2003 First Quarter Second Quarter Third Quarter Fourth Quarter	$ $ $ $	0.60 0.29 0.34 0.13	$ $ $ $	0.31 0.25 0.09 0.05

Certain Relationships and Related Transactions

In April 2005 Pearl Street Holdings plc, a publicly traded English company of which Mr. John Hand, a nominee for Director, is Chairman lent the Company $550,000 and acquired another $555,000 of the Company’s outstanding Convertible Notes. If all these notes were converted, Pearl would hold over 110,000,000 shares of common stock. Pearl and the Company have agreed that, so long as Pearl held more that 25% of the fully diluted equity of the Company, the Company’s directors would nominate a person recommended by Pearl to its Board of Directors.

Pearl, and its principal officer, John Hand, may now be included in the control group of Dialog Group.

Class E Preferred Dividends

Each Class E preferred share pays a quarterly dividend of $400, which Dialog Group may elect to pay in Common Stock. During 2004, the Dialog Group issued shares of common stock in lieu of paying cash dividends for the last quarter of 2003 and all four quarters of 2004. A total of 1,458,798 shares of common stock were issued to Peter DeCrescenzo, Vincent DeCrescenzo, Sr., Ms. Lanzendoen, and retirement trusts for their benefit.

Apartment Rentals

During 2004, the Company rented one executive apartment for the entire year and one apartment until March, 2004 from Verdi Realty, a company controlled by the DeCrescenzo brothers. During the fiscal year, the Company paid a total of $26,900 in rent for twelve months occupancy of one of these apartments and 3 months in the other. This is believed by management to be below the current marked price for these units. In March, one apartment was sold. Since then, Mr. Peter DeCrescenzo has received a monthly living allowance to replace the apartment previously provided to him

Debt Conversions

In June 2004, certain creditors of Dialog Group and its subsidiaries agreed to settle the remaining parts of their claims for 19,336,019 shares of common stock. At the time of settlement, this common stock was valued at an aggregate of $19,336 due to the restrictions on resale and the size of the blocs relative to the capacity of the market. The creditors included Peter DeCrescenzo ($79,679 forgiven, 3,983,937 shares), Cindy Lanzendoen ($79,412 forgiven, 3,970,608 shares), Vincent DeCrescenzo, Sr. ($58,643 forgiven, 2,932,147 shares), and Richard Kundrat (2,000,000 shares in lieu of his annual director’s fees).

In December, Peter and Vincent DeCrescenzo and Cindy Lanzendoen agreed to accept the Company’s Convertible Notes to defer the Company’s obligations to them, including past due wages. Their notes were for $50,000, $30,000, and $34,920, respectively. The Convertible Notes mature May 31, 2006 and bear interest at the rate of five (5%) percent per annum. They are convertible into common stock at a price of $0.06 per share. In connection with the notes, warrants to purchase a total of 574,600 shares of common stock at a price of $0.075 were issued to Messers DeCrescenzo and Ms. Lanzendoen. The terms of the notes will be changed effective upon the conclusion of the Pearl Street Holdings Transaction.

Pearl Street Holdings Investment

On April 26, 2005, the Company and Pearl Street Holdings plc agreed that Pearl would lend the Company $550,000. Pearl is an English public company whose shares are traded in London on the Alternative Investment Market. At the same time, Peter DeCrescenzo agreed to lend Dialog Group $100,000 and Friendly Capital, LLC, a company owned by Adrian Stecyk, a Company director has agreed to convert its short term loan to the Company of $26,000 into a long term note on the same terms accepted by Pearl and Peter DeCrescenzo.

At the same time, Pearl agreed to purchase from the Griffin Crossover Fund, LLC all of the Company’s Convertible Notes aggregating $555,000 and warrants to purchase a total of 3,090,000 shares of common stock at prices of $0.075 for 2,550,000 shares and $0.025 for 540,000 shares. In exchange for the cancellation of all past interest on the Convertible Notes and the cancellation of warrants, the Company agreed to reduce the conversion price of the Convertible Notes from $0.06 per share for $510,000 in principal and $0.025 per share for $45,000 in principal to $0.01 per share. The replacement Convertible Notes will mature February 1, 2007, become convertible after May 25, 2005 and must be converted as described below.

At the same time the officers and employees of the Company who hold $118,045 of Convertible Notes (with a conversion price of $0.06 per share) and Warrants to purchase a total of 590,225 (with an exercise price of $0.075 per share) agree to two conditions:

1.
In exchange for the cancellation of all past interest and the extension of the maturity of the Convertible Notes to February 1, 2007 and the cancellation of warrants, the holders must agree to reduce the conversion price of the Convertible Notes from $0.06 per share to $0.01 per share.

2.	That certain accrued liabilities totaling $52,524.03 for unpaid salaries and unused vacation be converted to 5,252,403 shares of common stock.

The Convertible Note evidencing the debt is due February 1, 2007, bears interest, payable at maturity, at the rate of five (5%) percent per annum, and, after May 25, 2005, is convertible at a price of $0.01 per share. All holders of the new Convertible Note have agreed that, if, for 45 consecutive calendar days, the Company’s stock only closes above $0.04 per share, the entire note and the note replacing the Griffin Crossover Fund note described below shall be converted into common stock. All the new Convertible Notes are secured by a second lien on the Company’s assets, including its data.

This transaction was consummated on April 28, 2005. In connection with the Pearl transaction, Griffin Securities, Inc. received a cash commission of $50,000. Adrian Stecyk, company director, is President and CEO of Griffin.

At the same time as the transactions above, Pearl and the Company agreed that Peter DeCrescenzo’s 2005 gross cash salary would be reduced from $250,000 to $150,000 and that Vincent DeCrescenzo’s 2005 gross cash salary would be reduced from $150,000 to $85,000. They will receive 10,000,000 shares and 6,500,000 shares, respectively, as compensation for agreeing to these reductions.

In addition, Mark Alan Siegel, the Company’s Secretary and General Counsel, accepted 2,750,000 shares of common stock in exchange for past due bills and additional services in connection with several Dialog Group financings and the Annual Meeting of Shareholders. The past due accounts and the legal services provided were billed at $27,500; the stock delivered was valued by the Company at $13,750.

Employment Agreement with Cindy Lanzendoen

The Company has an employment contract with Ms. Lanzendoen, a holder of more than five (5%) percent of the Company’s common stock, as well as the Class B-1 and Class E Preferred. She serves as the administrative head of the HealthCare Dialog Division. The agreement, initially signed in February 2003, when Healthcare Dialog was acquired, provided for an annual salary of $150,000 for the initial term ending December 31, 2004. The agreement provides for an annual bonus of up to 25% of the base salary if the executive meets performance goals fixed annually by the Board of Directors; Ms. Lanzendoen agreed to waive these bonus provisions with respect to 2004 results.

At the end of each term, the agreement provides for automatic annual renewals (including a cost of living increase of at least the increase in the Consumer Price Index) or, if not renewed, for the payment of one year’s additional salary. The agreement provides for the Company’s standard benefits and fringes and as well as automobile allowances, health insurance and other insurance benefits, and health club access.

Agenda Item 2 Authorization of a Consolidation of the Company’s Common Stock

At its March meeting, Board of Directors has determined that it is in the best interests of this Company to effect, subject to the approval of the shareholders, an amendment to the Company's Articles of incorporation to affect a fifty (50) for one (1) reverse split of the Company's issued and outstanding shares as of the date of the annual meeting.

  The board of directors is seeking to effect the reverse stock split because it hopes that the reverse stock split will broaden the market for the Company’s common stock and that the resulting anticipated increased price level will encourage interest in the shares.

As of the date hereof, the Company has a total of 117,472,282 shares of common stock issued and outstanding and has issued an additional 23,000,000 since then. The split will be applicable to all shareholders. This means that all shareholders of record as of June 1, 2005 shall receive one (1) for every fifty (50) shares owned. Any preferred shares, options, warrants or rights shall also be subject to the 1 for 50 reverse split and any fractional shares underlying the warrants, options or rights shall be rounded up or down to the nearest whole.

The reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share. As described below under “Effect on Fractional Stockholders”, registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. The cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the reverse stock split. This, however, is not the purpose for which the Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of common share outstanding after the reverse stock split would be entitled to one vote and would remain fully paid and non-assessable. Dialog Group would continue to be subject to the periodic reporting requirements of the Exchange Act.

Effect on Fractional Stockholders. No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported on the OTC Bulletin Board, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

      If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Company’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

      (1) purchase a sufficient number of shares of Common Stock so that you would hold at least fifty (50) shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one common share on a post-split basis; or

      (2) if applicable, consolidate your accounts so that you hold at least fifty (50) shares of the Company’s common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post- split basis. Common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

   After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post- split stockholders to the extent that there are stockholders holding fewer than fifty pre-split shares. This, however, is not the purpose for which the Company is affecting the reverse stock split.

      Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Dialog Group is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

      Effect on Non-registered Stockholders. Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

      Effect on Authorized Shares. The number of authorized shares of common stock would not be affected by the reverse stock split but this number will be amended pursuant to Item 3.

      Effect on Accounting Matters. The reverse stock split would not affect the par value of Dialog Group’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on Dialog Group’s balance sheet attributable to Dialog Group’s common stock would be reduced in proportion to the ratio of the reverse split. The per share net income or loss and net book value of the Company’s common stock would be increased because there would be fewer shares of common stock outstanding.

      Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of Dialog Group with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Company shares of common stock or obtain control of Dialog Group, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse stock split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to Dialog Group’s Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

      Effect on Stock Certificates. If the stockholders approve the reverse stock split, the Company would file the Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse stock split would become effective at the time specified in the amendment, which we refer to as the “effective time,” which is currently planned for June 1, 2005.

      If the stockholders approve the reverse stock split, registered stockholders will be sent a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the common stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the reverse stock split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under “Effect on Fractional Stockholders”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and Dialog Group’s documents do not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

      Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

The Company anticipates that the Amendments will be effective on June 1, 2005 which is approximately 25 days after the mailing of this Information Statement

Agenda Item 3 Authorization of Reduction of Authorized Shares of Common Stock

The Company is presently authorized to issue 200,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock. Each issue of Preferred Stock has those rights and privileges established for it by the Board of Directors. As a result of the proposed consolidation, the Company had many more authorized shares than are useful in the near future. The Board of Directors has proposed to decrease the number of shares of Common Stock which it is authorized to issue to 100,000,000.

The Company presently has approximately 120,000,000 shares of Common Stock outstanding and had committed itself to issue, upon exercise of options or warrants or conversion of Preferred Stock or Notes which are in the money, an additional 21,000,000. The Company presently has 49,332 shares of its Class B Preferred Stock, 264,031 shares of its Class B-1 Preferred Stock, and 99.5 shares of its Class E Preferred Stock outstanding. No other class of Preferred Stock is outstanding at this time. In addition, the Company has $1,178,045 of convertible notes outstanding. The notes can be converted into a total of 117,804,500 pre consolodation shares of common stock.

If the consolidation is approved, the number of common shares described above will be reduced by 95%. The currently authorized number of shares will be excessive.

The Board of Directors has concluded that a decrease in the number of authorized shares is necessary to reduce its franchise taxes while still providing sufficient shares to allow the Company to acquire others and provide for conversion of additional classes of preferred stock, warrants, or options. If approved, the decrease in authorized capital will still allow the Company to respond promptly and effectively to opportunities involving the issuance of shares of Common Stock.

The Company is continuously evaluating financing opportunities and potential acquisitions that could result in the issuance of preferred or common stock or securities convertible into common stock.

The vote of a majority of the holders of the Common and the Preferred Stock, voting as one group, is necessary to approve this change. Mr. DeCrescenzo has informed the Company that he will vote all the Common and Class B-1 and Class E Preferred shares under his control in favor of this item. These votes constitute more than a majority of the votes that may be cast by each class of stock and assures that it will be approved. If the change is approved at the Annual Meeting, the Company’s Certificate of Incorporation shall be amended to reflect the proposed number of shares.

Agenda Item 4 Approval of Amendments to the Class E Preferred Stock Designation

Each share of Class E Preferred Stock pays a dividend equal to sixteen (16%) percent of its liquidation value of $10,000 or $1,600 per year and is convertible into 83,333 pre consolidation shares. At their March meeting, the Directors proposed that the Class E holders agree to cancel their dividend rights, effective at the end of the second quarter of 2005, and that their conversion right be changed into 500,000 pre-consolidation shares or 10,000 post-consolidation shares, depending on the approval of the consolidation.

This change would save the Company almost $160,000 in dividend expense each year, but would increase the share of the current fully diluted equity of the Company from about six (6%) percent to about fourteen (14%) percent of the forecast equity after all the transactions involving and required by Pearl are completed and Pearl has converted its Notes. In the opinion of the Board, the dilution is a fair exchange for the savings arising from the termination of the dividends.

This change must be approved by a majority of the holders of the Class E Preferred shares and the holders of the others classes voting as a group. Mr. DeCrescenzo has informed the Company that he will vote in favor of this change.

Agenda Item 5 Amendment of the 2002 Employee Stock Option Plan

November 4, 2002 the Shareholders approved a stock option plan to encourage the Company’s employees and key consultants to perform better by linking their interests to those of the stockholders through equity based incentives. This key aspect of the Company’s compensation program is designed to attract, retain, and motivate the highly qualified individuals required by the knowledge focus of the Company’s business plan. The 2002 Employee Stock Option Plan (the “Option Plan”) meets both needs.

At the May 28, 2003 annual meeting, the shareholders approved expansion of the number of shares subject to grant under to Option Plan to 10,000,000. In addition, to simplify administration, the number of shares that the Stock Option Committee is authorized to issue to any Key Employee in any year was increased from 100,000 to 250,000. Finally, the references to IMX were changed to Dialog Group.

At its March 2005 meeting, the Directors proposed to further amend the plan to reflect the changes necessary because of the proposed combination of the common stock and provide automatic grants to each outside director and each chair of a Board committee and the chair of the Designated Stock Option Committee. Subject to the approval of the proposed consolidation, the number of shares subject to the plan shall be reduced to 1,000,000 shares, the number in each automatic grant is reduced to 20,000 for each outside director and 10,000 for each committee chair, the maximum number of shares which the Designated Committee may award in any year is reduced to 100,000, and the maximum number of shares which the Designated Committee may award to any individual in any year is reduced to 25,000.

Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common and Classes B Preferred Stock, casting one vote each, and the Class E Preferred Stock casting 83,333 votes each, all counted as a single class. Mr. DeCrescenzo has informed the Company that they will vote all the Common and Class B-1 and E Preferred shares under his control for the adoption of the amendments to the Plan. These votes constitute almost a majority of the votes that may be cast by all classes of stock on this question and assure that the Plan Amendment will be adopted.

The amendment to the Option Plan changes the number of shares which may be subject to option from 10,000,000 to 1,000,000. This change is found in section 3 of the Option Plan. The change in the number of shares which the Stock Option Committee may grant is found in section 5(c). The automatic grants for outside directors and committee chairs is found in section 7.3. A copy of the Option Plan, with these amendments indicated therein, is included in this Information Statement as Exhibit A and the description below is qualified in its entirety by reference to the Option Plan. The changes in the Company’s name are reflected throughout the document

Number of Options Authorized and Maximum Individual Participation - The Amendment to the Option Plan reduces the number of shares reserved, subject to the approval of the consolidation of the common stock, to 1,000,000 shares of the Company’s Common Stock for the issuance of options under the Option Plan. The Option Committee may not grant more than 25,000 shares to any Key Employee in any fiscal year.

The Option Plan Administration - A committee of the Board of Directors who are not employees of the Company may be selected to administer the Option Plan. The Committee may designate two of the Company’s officers to administer the plan with respect to Key Employees who are not Officers or Directors of the Company. If no Committee is designated, the Board of Directors shall administer the Plan.

Term and Amendment of the Option Plan - The Option Plan was effective as of January 31, 2002, and was approved by the Stockholders the 2002 Annual Meeting. Amendments were approved in 2003. No Options may be granted on or after January 31, 2012. The Board of Directors may suspend or terminate the Option Plan at any time and it shall terminate when all the shares reserved for options have been purchased. The Board may amend the Plan as its deems necessary and intends to make any amendments necessary to comply with changes in the Income Tax or Securities Laws of the United States or the State of its incorporation. The Amendment proposed herein is subject to ratification of this Annual Meeting.

Stock Option Award - Stock options awarded may be either Qualified under Section 442 of the Internal Revenue Code or are Non-Qualified because the fall outside Section 442’s requirements. The options generally expire 10 years after the date of grant and are not all available for exercise immediately upon grant. The exercise price of the options may not be less than the fair market value on the date of grant. The Option Plan provides that the Committee for any reason, including complying with state and Federal securities laws, may restrict the transfer of Stock Options. The Stock Option Certificate utilized by the Committee restricts transfer of the Option and allows exercise after termination under limited circumstances.

Adjustments - The number of shares reserved for the exercise of Options and the number of shares for which and outstanding Option shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, among other things, stock dividends and stock splits.

Federal Income Tax Consequences - The granting of Qualified Stock Options or Nonqualified Stock Options does not result in immediate taxable income to the optionee.

The exercise of a Qualified Stock Option will not result in taxable income to the optionee if the optionee does not dispose of the stock within two years of the date the option was granted and one year after the option is exercised. If these requirements are met, any gain realized by the optionee will be taxed as a long-term capital gain. The Company will not receive a tax deduction for the resulting gain. If these holding periods are not met, the option will be treated generally as a nonqualified Stock Option for tax purposes.

The exercise of a Nonqualified Stock Option award will result in taxable income to the optionee. The amount by which the market price exceeds the exercise price would be taxable as ordinary income. Income tax obligations may be met either through cash payments at the time of exercise or through share withholding. At the discretion of the Committee, optionees may be allowed to elect to defer the receipt of the taxable shares resulting form the exercise. If this election is made, the optionee will be liable for the taxes on the full value of the shares plus any accumulated dividends at their value upon distribution. The Company will receive a tax deduction for the compensation that corresponds to the compensation gain.

Agenda Item 6 Other Matters

Management knows of no other matters to be brought before the Annual Meeting, but if other matters properly come before the meeting, the votes cast as directed by Mr. DeCrescenzo will determine the outcome of any ballot.

Stockholder Proposals for the 2006 Annual Meeting

Stockholder proposals relating to the Company’s 2006 Annual Meeting must be received by the Company at its principal executive offices, 257 Park Avenue South, New York, NY 10010, Attention: President, no later than February 15th, 2006.

Expenses of Meeting

The Company will bear the expenses in preparing, printing, and mailing the Information Statement and Annual Report on Form 10-KSB to the stockholders. No proxies will be solicited by the Company’s management in connection with this meeting. We are not asking you for a proxy and you are requested not to send us a proxy.

By Order of the Board of Directors,

Mark Alan Siegel
Secretary of the Company

Dated: May X, 2005

Exhibit A

Dialog Group, Inc.
2002 STOCK OPTION PLAN
(as Amended)
Section 1 PURPOSE

The purpose of this Plan is to promote the interests of Dialog Group, Inc. (the "Company") by granting Options to purchase Stock to Key Employees, Outside Directors and Key Consultants in order to (a) attract and retain Key Employees and Key Consultants; (b) provide an additional incentive to each Key Employee and Key Consultant to work to increase the value of the Stock; and (c) provide each such Key Employee, Outside Director and Key Consultant with a stake in the future of the Company which corresponds to the stake of each of the Company's stockholders.

Section 2 DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and for any Option granted under this Plan. For purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Unless otherwise expressly indicated, all Section references herein shall be construed to mean references to a particular Section of this Plan.

2.1 Board means the Board of Directors of the Company.

2.2 Change of Control means any of the following:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (A) the then outstanding shares of Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same portion as their ownership, immediately prior to such acquisition of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a change in control of the Company; or

(ii) individuals who, as of January 31, 2002, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 31, 2002, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual was elected prior to January 31, 2002, even if his initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination or the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(iv) (A) a complete liquidation or dissolution of the Company or a (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

2.3 Code means the Internal Revenue Code of 1986, as amended.

2.4 Committee means the committee of Non-Employee Directors appointed by the Board to administer this Plan as contemplated by Section 5.

2.5 Company means Dialog Group, Inc., a Delaware corporation, and any successor to this corporation.

2.6 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.7 Designated Committee means a committee appointed by the Committee in accordance with Section 5.

2.8 Fair Market Value in respect of the Stock on any day means (a) if the principal market for the Stock is a national securities exchange, the average between the high and low sales prices of the Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange; (b) if the principal market for the Stock is not a national securities exchange and the Stock is quoted on The NASDAQ Stock Market ("NASDAQ"), and (i) if actual sales price information is available with respect to the Stock, then the average between the high and low sales prices of the Stock on such day on NASDAQ, or (ii) if such information is not available, then the average between the highest bid and lowest asked prices for the Stock on such day on NASDAQ; or (c) if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on NASDAQ, then the average between the highest bid and lowest asked prices for the Stock on such day as reported by The Nasdaq Bulletin Board, or a comparable service; provided that if clauses (a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, then the fair market value of the Stock shall be determined by the Committee by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Committee shall be conclusive in determining the fair market value of the stock.

2.9 For cause, when used in connection with termination of a grantee’s employment, shall have the meaning set forth in any then-effective employment agreement between the grantee and the Company or Subsidiary. In the absence of such an employment agreement, “for cause” means: (a) charge or conviction of a felony or any other crime (whether or not involving the Company or a Subsidiary); (b) engaging in any substantiated act involving moral turpitude; (c) the continual or frequent possession by grantee of an illegal substance or abuse by the grantee of a controlled substance or alcohol resulting in a pattern of behavior disruptive to the business operations of the Company or a Subsidiary; (d) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or a Subsidiary to public ridicule or embarrassment; (e) any action by the grantee which constitutes dishonesty relating to the Company or a Subsidiary, a willful violation of law (other than traffic and similar minor offenses) or a fraud against the Company or a Subsidiary; (f) material violation of the Company’s or a Subsidiary’s written policies, including, without limitation, those relating to sexual harassment or the disclose or misuse of confidential information; (g) misappropriation of the Company’s or a Subsidiary’s funds or assets by the grantee for personal gain; or (h) serious neglect or misconduct in the performance of the grantee’s duties for the Company or a Subsidiary or willful or repeated failure or refusal to perform such duties; in each case determined by the Committee or the Designated Committee, which determination shall be final, binding and conclusive.

2.10 Insider shall mean an employee who is, at the time of an award made under this Plan, an insider pursuant to § 16 of the Exchange Act.

2.11 ISO means any option granted under this Plan to purchase Stock which satisfies the requirements of Section 422 of the Code. Any Option that is not specifically designated as an ISO shall under no circumstances be considered an ISO.

2.12 Key Consultant means any consultant or independent contractor of the Company or a Subsidiary (other than a Non-Employee Director) or any such consultant or contractor who is a Non-Employee Director and who serves as such a consultant or contractor pursuant to a written agreement with the Company which has been approved by the Board, in either case who, in the judgment of the Committee acting in its absolute discretion, is a key to the success of the Company or a Subsidiary.

2.13 Key Employee means any employee of the Company or a Subsidiary, who, in the judgment of the Committee acting in its absolute discretion, is a key to the success of the Company or a Subsidiary.

2.14 Non-Employee Director means any member of the Board of Directors of the Company qualified as such under SEC Rule 16b-3(b)(3)(i) under the Exchange Act, or any successor rule.

2.15 Non-ISO means any option granted under this Plan to purchase stock that fails to satisfy the requirements of Section 422 of the Code or has been specifically denominated as a non-ISO by the Committee as of the time the option is granted.

2.16 Option means an ISO or a Non-ISO.

2.17 Option Certificate means the written agreement or instrument which sets forth the terms of an Option granted to a Key Employee, Key Consultant or Outside Director under this Plan.

2.18 Option Price means the price which shall be paid to purchase one share of stock upon the exercise of an Option granted under this Plan.

2.19 Outside Director means any member of the Board of Directors of the Company who is not employed by the Company, regardless of whether such person qualifies as a Non-Employee Director.

2.20 Parent Corporation means any corporation which is a parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.21 Plan means this Dialog Group, Inc. 2000 Stock Option Plan, as amended from time to time.

2.22 Principal Officer means the Chairman of the Board (if the Chairman of the Board is a payroll employee), the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President and the Treasurer of the Company and any other person who is an "officer" of the Company as that term is defined in SEC Rule 16a-1(f) under the Exchange Act or any successor rule there under.

2.23 Securities Act means the Securities Act of 1933, as amended.

2.24 SEC means the Securities Exchange Commission.

2.25 Stock means the Common Stock, $.01 par value per share, of the Company.

2.26 Subsidiary means any corporation that is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.27 Ten Percent Shareholder means a person who owns after taking into account the attribution rules of Section 424(d) of the Code more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Subsidiary or a Parent Corporation.

Section 3. SHARES SUBJECT TO OPTIONS

Effective upon the consolidation of the Company’s shares to be considered at the May 25, 2005 Annual Meeting of Shareholders, there shall be 1,000,000 ~~10,000,000~~ shares of Stock reserved for issuance in connection with ISOs and Non-ISOs granted under this Plan. Such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. Any shares of Stock subject to an Option which remain after the cancellation, expiration or exchange of such Option for another Option thereafter shall again become available for use under this Plan.

Section 4. EFFECTIVE DATE

The effective date of this Plan shall be January 31, 2002, subject to approval by the stockholders of the Company acting at a duly called meeting of such stockholders or acting by unanimous written consent in lieu of a meeting, provided such stockholder approval occurs within twelve (12) months after the date the Board approves and adopts this Plan.

Section 5. COMMITTEE

(a) A Committee consisting solely of not less than two (2) Non-Employee Directors shall administer this Plan. The members of the Committee shall be appointed by, and serve at, the pleasure of the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to awards to persons subject to Section 16 of the Exchange Act shall be taken by the Committee and not any Designated Committee (as defined below). In addition, to the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, all actions relating to awards to persons subject to Section 162(m) of the Code shall be taken by the Committee and not any Designated Committee (as defined below).

 (b) The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan. Furthermore, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Key Employee, Key Consultant or Outside Director and on each other person directly or indirectly affected by such action.

(c) The Committee may appoint a separate committee comprised of two (2) or more persons, both of whom are members of the Board (and who may also be a Key Employee or a Key Consultant) (the "Designated Committee"), to administer this Plan with respect to Key Employees who are not Principal Officers or Ten Percent Shareholders, and to Key Consultants who are not Ten Percent Shareholders, subject to such conditions, restrictions and limitations as may be imposed by the Committee: including (i) Options to purchase not more than 100,000 shares of Stock may be granted by the Designated Committee in any one calendar year to all employees of the Company in the aggregate; and (ii) the Committee shall establish a maximum number of shares that may be subject to Options granted under the Plan in any one calendar year to any single Key Employee or Key Consultant by the Designated Committee. Unless and until the Committee shall take further action, the maximum number of shares that may be subject to Options granted under the Plan in any one calendar year by the Designated Committee to any single Key Employee or Key Consultant shall be 25,000 ~~250,000~~. Any actions duly taken by the Designated Committee with respect to the grant of Options to Key Employees who are not Principal Officers and to Key Consultants shall be deemed to have been taken by the Committee for purposes of the Plan.

Section 6. ELIGIBILITY

Only Key Employees, Key Consultants and Non-Employee Directors shall be eligible for the grant of Options under this Plan.

Section 7. GRANT OF OPTIONS

7.1 Committee Action. The Committee or the Designated Committee, as the case may be, acting in its absolute discretion, shall grant Options to Key Employees and Key Consultants under this Plan from time to time to purchase shares of Stock and, further, shall have the right to grant new Options in exchange for outstanding Options. Options shall be granted to Non-Employee Directors as provided in Section 7.3 of this Plan. Each grant of an Option shall be evidenced by an Option Certificate, and each Option Certificate shall:

(a) specify whether the Option is an ISO or Non-ISO; and

(b) incorporate such other terms and conditions as the Committee or the Designated Committee, as the case may be, acting in its absolute discretion deems consistent with the terms of this Plan, including, without limitation, a limitation on the number of shares subject to the Option which first became exercisable or subject to surrender during any particular period.

If the Committee or the Designated Committee, as the case may be, grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise or surrender one such Option shall not be conditioned on his or her failure to exercise or surrender the other such Option. In connection with the termination for any reason of employment by or service to the Company or any Subsidiary of any particular holder of any Option, the Committee may, in its discretion, determine to accelerate the time such Option first becomes exercisable during any particular period as provided in the related Option Certificate; provided, however, that the Committee may not extend any such period with respect to any shares of Stock subject to such Option. The Committee may also, in its discretion, condition the grant of an ISO or a Non-ISO upon the acceptance by a Key Employee or Key Consultant of one or more modifications to outstanding options, including but not limited to, forfeiture of all profits if the Key Employee provides services to a competitor within a reasonable time as determined in the discretion of the Committee or the improper disclosure of the Company’s confidential or proprietary information.

7.2 $100,000 Limitation. To the extent that the aggregate Fair Market Value of the stock with respect to which ISOs and other incentive stock options satisfying the requirements of Section 422 of the Code granted to a Key Employee under this Plan and under any other stock option plan adopted by the Company, a Subsidiary or a Parent Corporation first become exercisable in any calendar year exceeds $100,000 (based upon the Fair Market Value on the date of the grant), such Options shall be treated as Non-ISOs.

7.3 Annual Issue for Directors and Committee Chairs

(a)  Each Outside Director shall, effective upon election or appointment at any time on or after May 25, 2005, but not more often than once a calendar year, shall be granted an option to purchase 20,000 shares.
(b)   Each Chair of a Regular Board Committee or the Designated Committee shall, effective upon appointment at any time on or after May 25, 2005, but not more often than once a calendar year, shall be granted an option to purchase 10,000 shares.
(c)  One-third (1/3) of the Option granted to each individual shall be exercisable immediately, one-third (1/3) on the first anniversary of grant, and one-third (1/3) on the second anniversary of grant and otherwise shall be subject to the terms of the Company’s standard Stock Option Certificate.
(d)  The Option Price for each share of stock subject to an options granted under this section shall be the Fair Market Value of a share of Stock on the date the Option is granted.
(e)  Each Option granted pursuant to this section shall be an ISO to the maximum extent possible.

Section 8. OPTION PRICE

The Option Price for each share of Stock subject to an ISO shall not be less than the Fair Market Value of a share of Stock on the date the Option is granted. If the Option is an ISO and the Key Employee is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such Option shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option, and an Option Certificate at the discretion of the Committee (except for an Option granted to a Non-Employee Director) may provide for the payment of the Option Price either in cash or in Stock acceptable to the Committee or in any combination of cash and Stock acceptable to the Committee. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee.

Section 9. EXERCISE PERIOD

(a) Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall provide that:

(1) an Option is exercisable before the date such Option is granted, or

(2) an Option is exercisable after the date which is the tenth anniversary of the date such Option is granted.

If an option that is an ISO is granted to a Key Employee who is a Ten Percent Shareholder, the Option Certificate shall provide that the Option is not exercisable after the expiration of five years from the date the Option is granted. An Option Certificate may provide for the exercise of an Option after the employment of a Key Employee or service by a Key Consultant has terminated for any reason whatsoever, including death or disability. In connection with the termination for any reason of employment by or service to the Company or any Subsidiary of any particular holder of any Option, the Committee may, in its discretion, determine to extend the period during which such Option may be exercised as provided in the related Option Certificate; provided, however, that no such extension shall permit an Option to be exercised beyond the date specified in paragraph (b) of this Section or the date applicable to Options granted to a Ten Percent Shareholder, as the case may be.

(b) Notwithstanding any other provision of this Section, upon a Change of Control each Option granted under this Plan prior to such Change of Control (whether prior to or after the amendment of the Plan to include this provision) shall immediately become exercisable to the full extent of the original grant and, in the case an Option held by a Key Employee shall remain exercisable for three months (or such longer period as specified in the particular Option with regard to all or any shares of Stock covered by such Option) after any termination of employment of such Key Employee.

Section 10. TRANSFERABILITY

The Committee or the Designated Committee, as the case may be, shall impose such restrictions on the transfer of options granted under the Plan as it may deem advisable, including, without limitation, restrictions deemed necessary or advisable under applicable federal securities laws, under the requirements of any stock exchange or market upon which Stock is then listed in or traded, and under any Blue Sky or state securities laws applicable to such Stock. Upon request of any person receiving an award of an Option under the Plan, the Committee may, in its sole and absolute discretion, determine to remove any such transfer restriction originally imposed and may, in connection with the removal of such transfer restriction, impose such conditions (including restrictions on further transfers of the Option or upon transfers of the Stock upon exercise of the Option) as the Committee or the Designated Committee, as the case may be, in its discretion, may deem advisable, including, without limitation, restrictions deemed by the Committee or the Designated Committee, as the case may be, to be necessary or advisable in order to comply with applicable federal and state securities laws or the requirements of any stock exchange or market upon which the Stock is then listed or traded. Subject to its authority to impose such conditions on further transfers, the Committee or the Designated Committee, as the case may be, shall authorize the transfer of Options for bona fide estate planning purposes or for contributions to qualified charities or charitable trusts.

Section 11. SECURITIES REGISTRATION AND RESTRICTIONS

Each Option Certificate shall provide that, upon the receipt of shares of Stock as a result of the exercise or surrender of an Option, the Key Employee, Key Consultant or Outside Director shall, if so requested by the Company, hold such shares of Stock for investment and not with a view toward resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement to that effect satisfactory to the Company. Each Option Certificate shall also provide that, if so requested by the Company, the Key Employee, Key Consultant or Outside Director shall represent in writing to the Company that he or she will not sell or offer to sell any such shares of Stock unless a registration statement shall be in effect with respect to such Stock under the Securities Act and any applicable state securities law or unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Stock transferred upon the exercise or surrender of an Option granted under this Plan may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the Securities Act or any applicable state securities law and that such Stock may not be sold or offered for sale in the absence of (i) an effective registration statement as to such Stock under the Securities Act and any applicable state securities law or (ii) an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Furthermore, the Company shall have the right to require a Key Employee, Key Consultant or Outside Director to enter into such stockholder or other related agreements as the Company deems necessary or appropriate under the circumstances as a condition to the issuance of any Stock under this Plan to a Key Employee, Key Consultant or Outside Director.

Section 12. LIFE OF PLAN

No Option shall be granted under this Plan on or after the earlier of

(a) the tenth anniversary of the original effective date of this Plan as determined under Section 4; provided, however, that after such anniversary date this Plan otherwise shall continue in effect until all outstanding Options have been exercised in full or no longer are exercisable, or

(b) the date on which all of the Stock reserved under Section 3 of this Plan has, as a result of the exercise of Options granted under this Plan, been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

Section 13. ADJUSTMENT

The number of shares of Stock reserved under Section 3 of this Plan, the number of shares of Stock to be granted from time to time pursuant to Section 7.3 of this Plan (if permitted by the exemption in Rule 16b-3 under the Exchange Act or any successor rule), the number of shares of Stock that may be granted pursuant to Section 5 of this Plan by the Designated Committee to any single Key Employee or Key Consultant, and the number of shares of Stock subject to Options granted under this Plan and the Option Price of such Options shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust in a manner which satisfies the requirements of Section 424(a) of the Code the number of shares of Stock reserved under Section 3 of this Plan and the number of shares subject to Options granted under this Plan and the Option Price of such Options in the event of any corporate transaction described in Section 424(a) of the Code that provides for the substitution or assumption of such Options. If any adjustment under this Section 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Section 13 by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in "the number of shares reserved under Section 3" within the meaning of Section 15(a) of this Plan.

Section 14. SALE OR MERGER OF THE COMPANY

If the Company agrees to sell all or substantially all of its assets for cash or property or for a combination of cash and property or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property and such agreement does not provide for the assumption or substitution of the Options granted under this Plan, each then outstanding Option, at the direction of the Board, may be canceled unilaterally by the Company as of the effective date of such transaction in exchange for a payment in cash or Stock, or in a combination of cash and Stock, equal in amount to the excess of the Fair Market Value on such date of the shares represented by the canceled Options over the Option Price for such shares.

Section 15. AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, that no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the aggregate number of shares reserved under Section 3, (b) to change the class of persons eligible for Options under Section 6 or (c) to materially modify the requirements as to eligibility for participation in this Plan, (d) to otherwise materially increase the benefits accruing under this Plan to Plan participants if such approval would be required in order for the Company to comply with applicable law or the rules or regulations of any stock exchange or market on which the Stock is traded or listed. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time; provided, however, that the Company shall not have the right to unilaterally cancel or, in a manner which would materially adversely affect the holder, amend or modify any Option granted before such suspension or termination unless (i) the Key Employee, Key Consultant or Outside Director previously consents in writing to such modification, amendment or cancellation or (ii) there is a dissolution or liquidation of the Company or a transaction described in Section 13 or Section 14 of this Plan.

It is the intention of the Company that the Plan shall comply with the conditions of Rule 16b-3 of the Exchange Act, as such Rule may from time to time be amended. The Board shall have the authority, without the approval of the stockholders, to amend the Plan from time to time to include any conditions, terms or other provisions which may be required to be set forth in a plan in order for transactions by directors or officers to be exempt under Rule 16b-3 of the Exchange Act or any successor exemption.

Section 16. CHANGE OF CONTROL

Notwithstanding any other provision of the Plan, upon a Change of Control each Option granted under this Plan prior to such Change of Control shall immediately become exercisable to the full extent of the original grant and shall remain exercisable for three months (or such longer period as specified in the particular Option with regard to all or any shares of Stock covered by such Option) after (i) any termination of employment of any Key Employee; or (ii) resignation or removal of any Outside Director from the Company's Board of Directors.

Section 17. MISCELLANEOUS

17.1 No Stockholder Rights. No Key Employee, Key Consultant or Outside Director shall have any rights as a stockholder of the Company as a result of the grant of an Option to him or to her under this Plan or his or her exercise or surrender of such Option pending the actual delivery of Stock subject to such Option to such Key Employee, Key Consultant or Non-Employee Director.

17.2 No Contract of Employment. The grant of an Option to a Key Employee, Key Consultant or Outside Director under this Plan shall not constitute a contract of employment or consulting or right to continue to serve on the Company's Board of Directors and shall not confer on a Key Employee, Key Consultant or Outside Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the Option Certificate which evidences his or her Option.

17.3 Withholding. The exercise or surrender of any Option granted under this Plan shall constitute a Key Employee's full and complete consent to whatever action the Committee elects to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender.

17.4 Construction. This Plan and the Option Certificates shall be construed under the laws of the State of Florida

17.5. Indemnification.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee or the Designated Committee, the members of the Committee and the Designated Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as directors or members of the Committee and the Designated Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the director or Committee or Designated Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a director or Committee or Designated Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

The Company, the Board, the Committee, and the Designated Committee shall not be required to give any security or bond for the performance of any obligation that may be created by the Plan.

17.6 Governing Law. All rights and obligations under the Plan shall be constructed and interpreted with the laws of the State of New York, without giving effect to the principles of conflict of laws.

Exhibit B

Second Restated and Amended

CERTIFICATE OF DESIGNATION

BY

DIALOG GROUP, INC.

Pursuant to the provisions of Sections 151(g) of the Delaware Corporation Law, Dialog Group, Inc. hereby amends its Certificate of Incorporation amend and restate the terms of its Class E Preferred Stock as follows:

By order of the Board of Directors, and with the consent of a majority of the holders thereof, the Corporation hereby amends and restates the terms of its series of Preferred Stock of 200 shares entitled Class E Cumulative Convertible Preferred Stock (“Class E Preferred”) and that each share now have the following preferences, rights, qualifications, limitations and restrictions:

(a) Designation. The series of Preferred Stock created hereby shall be designated the Class E Preferred Stock.

(b) Authorized Shares. The number of shares of Class E Preferred Stock shall be 200 shares.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up, or sale of more than 50% of the voting securities of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Class E Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of junior capital stock, including Common Stock, an amount equal to Ten Thousand Dollars ($10,000.00) per share plus any accumulated but unpaid dividends. If upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Class E Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all the assets of the Company shall be distributed ratably among the holders of the Class E Preferred Stock and parity capital stock, if any. Neither the consolidation or merger of the Company nor the sale, lease or transfer by the Company of all or a substantial part of its assets of voting securities shall be deemed a liquidation, dissolution or winding up or sale of the Company for purposes of this section (c) so long as the holders of the Class E Preferred Stock receive the consideration received by the holders of the Common Stock calculated as if the Class E Preferred Stock were converted to Common Stock immediately prior to the triggering event.

(d) Dividends. From October 1, 2003 through and including June 30, 2005, each ~~Each~~ share of Class E Preferred Stock shall be entitled to receive an a dividend of $400 on March 31, June 30, September 30 and December 31 of each year commencing on December 31, 2003. If a dividend is not paid when due, it shall accumulate until paid or otherwise satisfied. The Company may, in its sole discretion, pay any current or accumulated dividend by issuing to the holders of the Class E Preferred the number of shares of Common Stock equal in value to the amount of unpaid dividends. For the purposes of calculating the number of shares of Common Stock to be issued, the Common Stock shall be valued at the average of the closing prices (or the closing bid price on any day when there where no shares traded) on the last 20 trading days before the date on which the dividend is due.

(e) Conversion Rights. Commencing May 25, 2005 ~~July 1, 2004~~, each share of Class E Preferred Stock shall be convertible, at the option of the holder, into ~~83,333~~ 500,000 fully paid and non-assessable shares of the Company's Common Stock, provided, however, that any conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Company or the holder, or any provision of the Company’s or holder’s Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Company and the holder are parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio”.

(i) Conversion Procedure. The holder shall effect conversions by surrendering the certificate(s) representing the Class E Preferred Stock to be converted, properly endorsed with a medallion guarantee to the Company at its headquarters, together with a form of conversion notice satisfactory to the Company, which shall be irrevocable. If the holder is converting less than all of the shares of Class E Preferred Stock represented by the certificate tendered, the Company shall promptly deliver to the holder a new certificate representing the shares of Class E Preferred Stock not converted. Not later than ten [10] trading days after the conversion date, the Company will deliver to the holder, (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion. If the Company does not deliver the certificate(s) by the date required under this paragraph (e)(i), the holder shall be entitled by written notice to the Company at any time on or before receipt of the certificate(s), to rescind such conversion.

(ii) Adjustments on Stock Splits, Dividends and Distributions. If the Company, at any time while any Class E Preferred Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Company shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii) Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Class E Preferred Stock then outstanding shall have the right thereafter to convert such Class E Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Class E Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iv) Fractional Shares; Issuance Expenses. Upon a conversion of Class E Preferred Stock, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Class E Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) Voting Rights. Except as otherwise provided by law, each holder of Class E Preferred, by virtue of its ownership thereof, shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which that holder’s Class E Preferred is then convertible pursuant to Section (e) on each matter submitted to the Company's shareholders for voting. Each vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Class E Preferred shall not have cumulative voting rights.

(g) Redemption The Class E Preferred Stock shall be callable for redemption, upon not more than ninety (90) days or less than thirty (30) days notice, at 120% of the liquidation preference established in section (c) at any time after October 1, 2005. A holder of Class E Preferred Stock shall have until the date set forth in the notice as the call date to exercise his conversion rights. If less than all the outstanding Class E Preferred Stock is to be called, the certificates to be called shall be selected at random or called pro-rata as determined by the Board of Directors.

(h) Reservation of Shares of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Class E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Class E Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Class E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Class E Preferred Stock, the Company will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(i) No Reissuance of Class E Preferred Stock. No shares of the Class E Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Company shall be authorized to issue.

(j) Mandatory Redemption. There shall be no mandatory redemption except as provided in section (g).

IN WITNESS WHEREOF, said Dialog Group, Inc. has caused this Certificate to be signed by Mark Alan Siegel, its Secretary, this __ day of May 2005.

Dialog Group, Inc.

By: _____________________________
Mark Alan Siegel, Secretary